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                                                                    EXHIBIT 99.1


GEC Agrees to Acquire FORE Systems, Inc. for $35 Per Share In Cash Transaction Valued in Excess of $4 Billion

LONDON and PITTSBURGH, April 26 /PRNewswire/ -- The General Electric Company, p.l.c. ("GEC") and FORE Systems, Inc. ("FORE Systems") (Nasdaq: FORE - news) today announced that they have entered into an agreement for the acquisition of FORE Systems for total consideration of $4.5 billion (2.8 billion pounds sterling) ($4.2 billion, net of cash) at an agreed price of $35 per share in cash. This represents a premium of 43% to the FORE Systems closing price on Friday 23 April 1999. The definitive merger agreement provides for an affiliate of GEC to commence a cash tender offer for all of FORE Systems' shares at $35 per share on or before 30 April 1999. Upon completion of the Offer, GEC will effect a merger between this affiliate and FORE Systems, following which FORE Systems will become a wholly owned subsidiary of GEC.

FORE Systems, with revenues of $632 million in the year ended 31 March 1999, is a leading global supplier of high performance, Internet switching equipment based on a "best in class" portfolio of products featuring Asynchronous Transfer Mode ("ATM"), Internet Protocol ("IP"), Gigabit Ethernet, and Firewall switching technologies. These systems are used in the backbone of some of the largest enterprise and Internet service provider networks in the world. FORE Systems' award-winning solutions are recognized in the industry for their ability to handle the stringent and dramatic capacity, scaling, and resiliency requirements of today's rapidly growing Internet. This is why a major portion of the global Internet traffic is switched by FORE Systems equipment. In addition, FORE Systems' products support the advanced Quality Of Service (QoS) and traffic management necessary to deliver a scalable multiservice switching solution for the emerging New Public Network.

The combination of ATM and IP switching from FORE Systems and GEC's MARCONI Communications' call control (SS7) and Intelligent Networking provides the "best in class" switching foundation for the New Public Network. Along with MARCONI Communications' leading optical networking solutions and next generation access products (recently acquired with Reltec), GEC is positioned at the forefront of the rapidly growing global communications infrastructure market. This acquisition strengthens the GEC Group's presence in the United States, which is the world's largest market for telecommunications equipment. In addition, this transaction provides GEC with access to the high growth enterprise networking market, which is becoming increasingly integrated with the carrier market. The combined company will be able to bring a broader range of products and technology with greater strength and scale to address enterprise businesses world-wide. As a result, FORE Systems will enhance its ability to experience significant growth rates that outpace the overall industry average.

George Simpson, Chief Executive of GEC, said: "This acquisition reinforces our position as a leading supplier of voice and data networking technology. The purchase of FORE Systems provides us with access to new markets and new customers and extends our product portfolio into the increasingly important ATM and IP switching sector. This is also a big boost to


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MARCONI Communications' already considerable technology base. We will now be in a position to capture the full benefits of the impact of the explosive growth of Internet and other data traffic on the demand for communications equipment and systems."

Thomas J. Gill, President and Chief Executive Officer of FORE Systems, said:
"The combination of FORE Systems, Reltec, and MARCONI Communications will create one of the world's foremost global telecommunications and networking equipment companies. Together we can provide our customers with a comprehensive range of integrated solutions to accommodate the rapid growth of high-speed data, voice and video services on a global basis. Joining forces with GEC will provide further new and exciting opportunities for FORE Systems employees throughout the world, and allow us to accelerate the growth of our business. We are committed to driving FORE Systems to achieve its full potential within the GEC Group."

FORE Systems - A leader in ATM and IP switching

FORE Systems, based in Pittsburgh, Pennsylvania is a leading designer and producer of high performance networking products based on ATM and IP technologies. FORE Systems has approximately 2,000 employees, of whom approximately 1,450 are based in the United States.

FORE Systems' range of products includes ATM and Ethernet switches, adapter cards, multiplexing products, internetworking software, network management software and video products.

FORE Systems is a leader in the enterprise and private networks market, where its key customers and partners include numerous departments of the US Government, several universities, and commercial enterprises such as Delta Airlines, Donaldson Lufkin & Jenrette, Disney Animation, Chrysler, Intel, Lloyds TSB, Microsoft, Prudential Insurance, Shell Oil and Unisys. FORE Systems also has a strong and rapidly growing presence in the carrier market, where its key customers include Cable & Wireless USA, GTE, Level 3, MCI WorldCom and UUNet.

FORE Systems reported sales of $632 million for the year to 31 March 1999 (an increase of 35 percent over $467 million for 1998). Operating income before interest, taxes and non-recurring items was $55.4 million in 1999 (up 48 percent from $37.5 million in 1998).

As of 31 March 1999, FORE Systems had net assets of $680 million including cash and short term investments of $361 million.

Mr. Tom Gill will continue as FORE Systems' CEO and President, and will report directly to George Simpson, Chief Executive of GEC. FORE Systems will operate as a wholly owned subsidiary of GEC and will continue to run its business accordingly, while continuing to use the name of FORE Systems. In addition, FORE Systems will work aggressively with MARCONI Communications to exploit the natural synergies between both units to take a leadership position in delivering a new generation of public network solutions.


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Strategic rationale for the acquisition:

The dramatic growth of the Internet has resulted in data traffic becoming a rapidly growing percentage of total network traffic, with Internet data traffic expected to exceed voice traffic in total volume this year. In addition, the telecom service industry is becoming increasingly competitive due to deregulation and the emergence of new telecom service providers. The pressure on carriers to reduce costs and increase the flexibility of their networks has become intense. The combination of these factors has meant that telecom service providers have increasingly focused on new data networking technologies, which are efficient at handling large volumes of data. This is referred to in the industry as "The New Public Network". This is driving the rapid growth in demand for ATM and IP switching systems and optical transmission networks equipment, software and systems. FORE Systems is a leading supplier of ATM and IP solutions, and MARCONI Communications is a leading supplier of optical networking solutions.

FORE Systems represents an attractive acquisition for the following reasons:

         - Strong technology: The acquisition will provide MARCONI Communications with industry leading technology in ATM and IP switching, the technology that is critical for building next generation telecommunications networks. Combining this with MARCONI Communications' broad portfolio of telecommunications products will enable MARCONI Communications to establish a leadership position in defining and building out New Public Network infrastructures and solutions and to service more effectively its existing customers.

         - Enhanced penetration of the carrier market: The acquisition will substantially expand MARCONI Communications' customer presence in the United States. In particular, the acquisition will provide access to the fastest growing telecom carriers in the U.S. including Internet Service Providers and new Competitive Local Exchange Carriers, which will provide significant opportunities for cross selling.

         - Entry into the enterprise market: The acquisition provides GEC with a significant presence in the enterprise data networking market, opening additional channels for sales for other products to corporations and access to new technologies.

         - Enhanced development capabilities: The acquisition brings to MARCONI Communications "state of the art" development capability in rapidly evolving technological fields, for example ASIC based IP packet processing and switch fabric design. These development resources will enable MARCONI Communications to respond quickly to new market opportunities and service customers' future needs more effectively.

In summary, the FORE Systems acquisition provides GEC with technology and market positions in a key and very rapidly growing area of the telecoms equipment and systems market and provides a complementary product range, which will provide substantial opportunities for increased sales.


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Financial impact on GEC:

It is expected that the acquisition will be broadly neutral to proforma new GEC earnings per share before goodwill (assuming that the demerger of MARCONI Electronic Systems and associated transactions are completed) in the year to 31 March 2000 and thereafter it is expected to be earnings enhancing. GEC will finance the acquisition from cash resources and from drawings under its Euro 6 billion group bank facilities.

Further details of the transaction structure:

GEC Incorporated and FORE Systems have entered into a definitive merger agreement (the "Merger Agreement") under which a US subsidiary of GEC ("Acquisition Corp.") will commence a cash tender offer (the "Offer") on or before 30 April 1999 for all of FORE Systems' shares at $35 per share. Following the completion of the Offer, GEC and FORE Systems have agreed to effect a merger between Acquisition Corp. and FORE Systems (the "Merger"), in which the remaining shareholders of FORE Systems will receive the same price per share paid in the Offer. Upon completion of this Merger, FORE Systems will be a wholly owned subsidiary of GEC.

The Merger Agreement provides that FORE Systems will pay a termination fee to GEC in the event that the Merger Agreement is terminated under certain circumstances.

In addition, GEC and FORE Systems have entered into a Stock Option Agreement (the "Stock Option Agreement") whereby FORE Systems has granted an option to Acquisition Corp. to purchase up to 19.9% of the shares of FORE Systems at the offer price, which shall be exercisable in most cases when the termination fee is payable and in certain other limited circumstances.

Simultaneously, on entering into the Merger Agreement, certain members of the management and board of FORE Systems have entered into a stockholder agreement (the "Stockholders Agreement") whereby they have agreed to sell their shares in FORE Systems to Acquisition Corp. and to vote in favor of the merger. The senior management group has also entered into new employment agreements.

The Merger Agreement and the Stock Option Agreement have been approved by the Boards of Directors of GEC and FORE Systems and the Stockholders Agreement has been approved by the Board of Directors of GEC. The Offer and the Merger are conditional upon, inter alia, receipt of the required regulatory approvals and clearances. Assuming regulatory approvals and clearances are received, it is anticipated that the acquisition of FORE Systems will be completed in June 1999.

Enquiries: Alasdair Jeffrey, +44 171 306 1330, or Martin Sixsmith, +44 171 306 1383, both of GEC; Donal Byrne, +1 724 742 6672, or Bruce Haney, +1 724 742 7809, both of FORE SYSTEMS; Chris Brodie, +44 171 568 2929, or Aidan Clegg, +44 171 568 2295, both of Warburg Dillon Read; or Matthew G. L'Heureux, +1 650 234 3620, or Gregg Lemkau, +1 212 902 5293, both of Goldman Sachs; or Susan Gilchrist of Brunswick, +44 171 404 5959.


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         Notes to Editors

         Supplementary Information


         1.       GEC

         GEC is a major high technology company, focused on defense electronics, communications and technology applied to medical and commercial systems. In January 1999, GEC announced an agreement in principle to separate and merge its defense electronics business with British Aerospace.

         MARCONI Communications, a subsidiary of GEC, is a major supplier of transmission and access products outside the United States. On 9 April 1999 GEC announced the completion of its tender offer for Reltec, a provider of a broad range of systems, products and services to wireline and wireless service providers and telecommunications OEMs in North America and around the globe. Reltec has approximately 6,600 employees world-wide, with approximately 4,700 located in the US. In addition, GEC has other operations in the US including Gilbarco, Picker International and Videojet which together employ around 10,000 personnel in the US.

         The Group is headquartered in London and has a market capitalization of
15.5 billion pounds ($25.1 billion). For the year ended 31 March 1998, the Group reported revenues of 11.1 billion pounds ($18.0 billion) and profits before exceptional items and tax of 1.1 billion pounds ($1.8 billion).

         GEC is not affiliated with the similarly named company, which is based in the United States.


         2.       FORE Systems

         FORE Systems is a leading global supplier of integrated multiservice networking solutions specializing in providing scalable, reliable, and high-capacity ATM and IP/Ethernet switching solutions to meet the demands of large enterprise businesses and service providers. FORE Systems is leveraging the explosive growth of the Internet with its high performance switching equipment to deliver network solutions to top tier and emerging service providers who are focused on building out the next generation Internet and new public network facilities. FORE Systems products and solutions are used by modern enterprise businesses that are leveraging the power of networking technology to compete in the age of the Internet economy.

         FORE Systems is a leader in ATM switching solutions for the enterprise and an emerging leader in providing ATM core backbones for Internet service providers. FORE Systems' product line includes a broad range of ATM switches, Ethernet switches, Customer Premise access equipment and ATM NIC cards. In September 1998, FORE Systems significantly enhanced its solution offering with the acquisition of Berkeley Networks, which delivered new generation Gigabit Ethernet and IP routing switch products. In addition, the acquisition delivered innovative technology and products in the areas of Firewall Switching, Directory Enabled Networking, Policy Based Network Management, and Web based management. In February 1999, FORE Systems acquired


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Euristix Ltd., a telecommunications software company based in Dublin, Ireland delivering service provider network management solutions and Intelligent Networking software expertise.

         a)       FORE Systems: Summary financial record

------------------------- ---------------- ------------------ ----------------- ----------------- ------------------
      YEARS ENDED                                GROSS           INCOME FROM
       MARCH 31               REVENUES          PROFIT           OPERATIONS     NET INCOME        DILUTED EPS
------------------------- ---------------- ------------------ ----------------- ----------------- ------------------

1997 ($m)                      402.1             229.6              64.3              49.1              0.48
------------------------- ---------------- ------------------ ----------------- ----------------- ------------------
1998 ($m)                      467.3             259.2              37.5              36.0              0.34
------------------------- ---------------- ------------------ ----------------- ----------------- ------------------
1999 ($m)                      632.4             345.7              55.4              50.9              0.44
------------------------- ---------------- ------------------ ----------------- ----------------- ------------------


The above table includes Euristix, Ltd., results for all years presented. Excluded are purchased research and development and restructuring charges related to the acquisition of Berkeley Networks, Inc., compensation and restructuring charges related to the acquisition of Euristix Ltd., and a nonrecurring charge for the disposition of inventory and related fixed assets and costs incurred in fulfilling certain fourth quarter and future commitments related to the phase-out of the PowerHub product line. Year ended 31 March 1997 excludes merger related expenses and litigation settlement charges.

         b) Sales and employees by region:

         At 31 March 1999, FORE Systems employed 2,006 individuals on a full-time basis. Of these, 563 were involved in engineering, 1001 in sales, marketing and customer support, 200 in manufacturing and the remaining 242 in executive management, administration, finance and strategic planning.

         FORE Systems delivers networking solutions to thousands of customers, including Fortune 500 companies, telecommunications service providers, government agencies, research institutions and universities. The Company markets its products internationally, and sales outside the United States accounted for approximately 28% of FORE Systems' revenue for the year ended 31 March 1999.

         c) Key business locations:

         FORE Systems is headquartered in Pittsburgh, Pennsylvania. FORE Systems leases facilities in various parts of the United States and in foreign countries, including San Jose, California; Vienna, Virginia; New York, New York; Watford, England; Hong Kong, China; and Tokyo, Japan. FORE Systems opened its first international manufacturing facility in Dublin, Ireland in May 1997. Following the recent acquisition of Euristix, Ltd., FORE Systems also has an R&D facility located in Dublin.


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         d) Key product offerings:

         FORE Systems is a leader in the design, development, manufacture and sale of high-performance networking products based on ATM, IP, and Ethernet switching technology. FORE Systems offers a most comprehensive switching product line, including the ASX family of ATM switches for the backbone of large networks, and the ESX family of integrated Ethernet and ATM Layer-2 and Layer-3/4 routing switches for the edge of the network. In addition the ES-2810/3810 and 4810 Ethernet switches with ATM connectivity provide low cost, high density Ethernet desktop switching ForeRunner ATM adapter cards, CellPath
(TM) wide area network ("WAN") multiplexing products, ForeThought (R) internetworking software, ForeView (R) network management software and StreamRunner (TM) ATM video products.

         e)  FORE Systems: Customers

             FORE Systems' customers can be divided among four main groups:

             COMMERCIAL                        SERVICE PROVIDERS
             ----------                        -----------------

             Boeing Computer Services          Ameritech
             Delta Airlines                    AT&T
             DHL Systems                       Bell Atlantic
             Disney Corp.                      Bellcore
             Ford Motor Company                Cable & Wireless
             Gulfstream                        Cox Communications
             Lloyds TSB                        Michigan State University
             Hewlett-Packard                   Deutsche Telecom
             Microsoft                         France Telecom
             Office Depot                      GTE
             Prudential Insurance              Helsinki Telecom
             Rockwell                          Internet MCI
             Shell Oil                         Level 3
             Tippett Studios                   Nippon Telegraph & Telephone
             TRW Systems                       Norwegian Telecom Research
             Unisys                            Southwest Bell
             Westinghouse                      Telkom South Africa
             Sprint                            UUNet
             TCI/TCG
             Time Warner Cable


             UNIVERSITY                        GOVERNMENT
             ----------                        ----------

             Carnegie Mellon University        NASA Lewis Research Centre
             Columbia University               National Weather Service
             Cornell University                Naval Research Laboratory


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           Pennsylvania State University     Sandia National Laboratories
           MIT                               United States Department of Defense
           National University of Singapore  United States Department of Energy
                                             United States Department of Justice
                                             Voice of America
                                             World Health Organization


         FORE Systems: Senior management team:

         Thomas J. Gill has served as a director and President and Chief Executive Officer of FORE Systems since January 1998. He served as Chief Operating Officer from January 1997 to January 1998 and Vice President of Finance, Chief Financial Officer and Treasurer from December 1993 to January 1998. From February 1993 to December 1993 he served as Treasurer and Controller of the Company. Prior to joining FORE Systems Mr. Gill was employed in various financial capacities by Cimflex Teknowledge Corporation (a supplier of factory automation systems and software), most recently as Vice President of Finance and Treasurer.

         Donal M. Byrne is Senior Vice President, Corporate Marketing of FORE Systems. In that role, he is responsible for corporate positioning and overall communications for the company. Mr. Byrne joined FORE Systems as a result of the company's acquisition of Berkeley Networks in 1998 where he was the VP of Marketing and a co-founder of the company. Mr. Byrne has over 12 years of experience in the telecommunications and networking industry. Previously he was a Director at Bay Networks and an engineering manager at Digital Equipment Corporation.

         Michael I. Green is Senior Vice President, Corporate Sales of FORE Systems. He has more than 18 years of experience in sales and sales management for high-speed networking companies, including Network Systems Corporation and Ultra Network Technologies.

         Bruce E. Haney is FORE Systems' Senior Vice President and Chief Financial Officer. Mr. Haney most recently served as President of The Gustine Company, a privately held Pittsburgh-based real estate development company. Mr. Haney earned his Bachelor's degree from the Wharton School of Business at the University of Pennsylvania and his Master's degree from DePaul University.

         Ronald E. McKenzie is Senior Vice President and General Manager of FORE Systems Volume Products Business Unit. He is responsible for coordinating sales and marketing efforts with the company's partners to capitalize on business opportunities. Mr. McKenzie has more than 12 years of marketing experience and formerly held management positions at Hewlett-Packard and Silicon Graphics.

         Robert C. Musslewhite is FORE Systems Senior Vice President, Corporate Development. In that role, he is responsible for M&A, business development, and strategic planning. Mr. Musslewhite has more than 20 years of experience in product development, engineering and sales and marketing. He formerly held management positions with Trillium, Sprint and Tekelec.

         Kevin E. Nigh is Senior Vice President, Worldwide Engineering of FORE Systems. He is responsible for overall product research and development, as well as worldwide support. Mr. Nigh formerly held positions with Sun Microsystems, Inc., Cimflex Teknowledge and AT&T Microelectronics.

         Robert D. Sansom, Ph.D., is Senior Vice President, Chief Technology Officer and co-founder of FORE Systems. Currently responsible for FORE Systems corporate technical strategy, Dr. Sansom was formerly a member of the Computer Science research faculty at Carnegie Mellon University.

         J. Niel Viljoen is Senior Vice President and General Manager, Service Provider Business Unit of FORE Systems. He has overall responsibility for product management, business planning and field sales communication for the service provider market. Since joining FORE Systems in 1996, Mr. Viljoen has played a key role on the company's product development and engineering teams.

         3.       Exchange rate

         Dollar and Pound Sterling equivalents are based on an exchange rate (at the close of business on 23 April 1999) of $1.62 per Pound Sterling.

         4.       Basis of calculation of Offer Value

         The total net consideration of $4,533 billion is based on an offer price of $35 per share applied to 116.5 million shares in issue and the cost of compensation for holders of FORE Systems' 21.4 million shares under option as at 23 April 1999 expected to amount to some $455 million and FORE Systems' net cash at 31 March 1999 of $361 million.